------------------
FORM 4
------------------
                                                   STATEMENT OF
                                          CHANGES IN BENEFICIAL OWNERSHIP

1.   Name and Address of Reporting Person*
     ----------------- -----------------------------------------------------------------------------------------------------------
     (Last)            WEADOCK
     ----------------- -----------------------------------------------------------------------------------------------------------
     (First)           DANIEL
     ----------------- -----------------------------------------------------------------------------------------------------------
     (Middle)          P.
     ----------------- -----------------------------------------------------------------------------------------------------------
     (Street)          159 Ballville Road
     ----------------- -----------------------------------------------------------------------------------------------------------
     (City)            Bolton
     ----------------- -----------------------------------------------------------------------------------------------------------
     (State)           MA
     ----------------- -----------------------------------------------------------------------------------------------------------
     (Zip)             01740
     ----------------- -----------------------------------------------------------------------------------------------------------

2.   Issuer Name and Ticker or Trading Symbol
     ------------------------------------- ---------------------------------------------------------------------------------------
     (Issuer Name)                         ITT Educational Services, Inc.
     ------------------------------------- ---------------------------------------------------------------------------------------
     (Ticker or Trading Symbol)            ESI
     ------------------------------------- ---------------------------------------------------------------------------------------

3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)
     ---------------------- ------------------------------------------------------------------------------------------------------
     (I.D. Number)
     ---------------------- ------------------------------------------------------------------------------------------------------

4.   Statement for Month/Year
     --------------- -------------------------------------------------------------------------------------------------------------
     (Month)         July
     --------------- -------------------------------------------------------------------------------------------------------------
     (Year)          2001
     --------------- -------------------------------------------------------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Day/Year)
     -------------- --------------------------------------------------------------------------------------------------------------
     (Month)
     -------------- --------------------------------------------------------------------------------------------------------------
     (Day)
     -------------- --------------------------------------------------------------------------------------------------------------
     (Year)
     -------------- --------------------------------------------------------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
       X
     ------- ------------------------------------- -------------------------------------------------------------------------------
     /X/     (Director)
     ------- ------------------------------------- -------------------------------------------------------------------------------
     / /     (Officer, Include title)
     ------- ------------------------------------- -------------------------------------------------------------------------------
     / /     (10% Owner)
     ------- ------------------------------------- -------------------------------------------------------------------------------
     / /     (Other, specify)
     ------- ------------------------------------- -------------------------------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)
       X
     ------- ---------------------------------------------------------------------------------------------------------------------
     /X/     Form filed by One Reporting Person
     ------- ---------------------------------------------------------------------------------------------------------------------
     / /     Form filed by More than One Reporting Person
     ------- ---------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------
1.Title of Security     2. Transaction   3. Transaction   4. Securities Acquired    5. Amount of     6. Owner-       7. Nature of
(Instr.3)               Date (Month/     Code (Instr.8)   (A) or Disposed of (D)    Securities       ship Form:      Indirect
                        Day/Year)                         (Instr. 3,4, and 5)       Beneficially     Direct (D)      Beneficial
                                         ---------------------------------------    Owned at End     or Indirect     Ownership
                                           Code    V      Amount  (A)  or  Price    of Month         (I) (Instr.4)   (Instr.4)
                                                                  (D)               (Instr. 3 & 4)
----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------
Common Stock            7/1/01              A      V      200      A       $45.00   1,703 shares     D
                                                          shares
                                                          (1)
----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

----------------------- ---------------- ---------------- ------------------------- ---------------- --------------- --------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instructions 4(b)(v).

------------------------------------
FORM 4 (CONTINUED)
------------------------------------

-------------------------------------------------------------------------------
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
-------------------------------------------------------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

1. Title of    2. Conversion     3. Transaction     4. Transaction    5. Number of Derivative     6. Date Exercisable and
Derivative     or Exercise       Date               Code (Instr.8)    Securities Acquired (A)     Expiration Date (Month/Day/Year)
Security       Price of          (Month/Day/Year)                     or Disposed of (D)
(Instr.3)      Derivative                                             (Instr.3,4, and 5)
               Security




                                                    --------------------------------------------------------------------------------
                                                     Code       V     (A)                (D)     Date Exercisable   Expiration Date

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

-------------- ----------------- ------------------ ----------------- --------------------------- ---------------------------------

--------------------------------------------------------------------------------
             TABLE II CONTINUED - DERIVATIVE SECURITIES ACQUIRED,
                     DISPOSED OF OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------------------------------------------------------------------------

---------------------------------------------- ------------- ----------------------- -------------------- -------------------------
7. Title and Amount of Underlying Securities   8. Price of   9.Number of             10. Ownership Form   11. Nature of Indirect
(Instr.3 and 4)                                Derivative    Derivative Securities   of Derivative        Beneficial Ownership
                                               Security      Beneficially Owned at   Security: Direct     (Instr.4)
                                               (Instr.5)     End of Month (Instr.4)  (D) or Indirect
                                                                                     (I) (Instr.4)
---------------------------------- ----------- ------------- ----------------------- -------------------- -------------------------
Title                              Amount or
                                   Number of
                                   Shares
---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

---------------------------------- --------------- ----------------- ----------------------- -------------------- -----------------

Explanation of Responses:
(1) Shares of common stock not yet issued but credited to the reporting person's deferred share account under the ESI Non-Employee Director Deferred Compensation Plan. The shares of common stock will be paid to the reporting person upon the termination of the reporting person's service as an outside director for any reason, including retirement or death.

August 1, 2001                                          /s/Daniel P. Weadock
**Intentional misstatements or omissions             ----------------------------------------           -------------------
of facts constitute Federal Criminal                       **Signature of Reporting Person                        Date
Violations. SEE 18 U.S.C. 1001 and 15
U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instructions 6 for procedure.

Potential persons who are to respond to the collection of information
Contained in this form are not required to respond unless the form displays a currently valid OMB Number.


-------------------------------------------------------------------------------------------------------------------
To view the actual filing form and general Instructions go to: www.sec.gov/smbus/forms/form4.htm
-------------------------------------------------------------------------------------------------------------------